Exhibit 99.1

Catapult Investor Relations:

Leigh Salvo

(650) 314-1000

ir@catapult.com

Tekelec Investor Relations:

Erik Randerson

(818) 880-7821

erik.randerson@tekelec.com

CATAPULT COMMUNICATIONS TO ACQUIRE TEKELEC’S

NETWORK DIAGNOSTICS BUSINESS FOR $60 MILLION

Mountain View, Calif.—July 16, 2002—Catapult Communications Corporation (Nasdaq: CATT) and Tekelec (Nasdaq: TKLC) announced today a definitive agreement under which Catapult will acquire Tekelec’s Network Diagnostics Business (NDB). The combination creates a technology leader with a strong history of innovation and a broad portfolio of products serving the growing digital telecom industry. Under the terms of the agreement, Catapult will pay Tekelec $42.5 million in cash and issue a $17.5 million 2.0% convertible note due in 2004, giving the acquisition a current value of approximately $60 million.  Subject to regulatory approval and customary closing conditions, the transaction is expected to close within 30-60 days.

“The strategic merits of this acquisition are compelling.  NDB is a terrific fit for Catapult’s long-term goals,” said Dr. Richard Karp, Catapult’s Chief Executive Officer. “Despite the current economic downturn, telecom equipment manufacturers are still expected to spend as much as $16 billion on research and development in 2002.  We believe that adding Tekelec’s NDB will enable us to create a larger, more efficient and financially stronger company to address this significant sector of the telecom market.  In addition, the acquisition should provide a strong platform for Catapult to expand existing customer relationships with complementary products and superior customer service.

“Catapult’s business is focused entirely on the digital telecom test industry and we intend to bring this focus and commitment to NDB and improve NDB’s profitability through significant operational efficiencies we expect to achieve as a result of the combination,” added Karp.

Cecil Boyd, a former Tekelec executive responsible for NDB during a very successful period in the division’s history, will join Catapult to oversee the success of the integration and will assume a key operational role as Vice President and General Manager, based in Raleigh, North Carolina.

Tekelec’s Chief Executive Officer Mike Margolis said, “Catapult and the Network Diagnostics Business each have a strong technology portfolio and a rich engineering heritage.  Both companies have proven track records with a customer base of telecom equipment manufacturers worldwide.  We believe the combination of these two businesses will strengthen Catapult’s position in the digital telecom test industry and enable Tekelec to focus on the significant opportunities within our core business.”

JPMorgan advised Catapult Communications in the transaction.  Morgan Stanley advised Tekelec in the transaction.

Conference Call for Catapult Communications

Catapult Communications will host a conference call to discuss this transaction, as well as its third quarter results, beginning at 8:30 a.m. Eastern/5:30 a.m. Pacific. Dialing (800) 231-9012 can access the conference call. International and local participants can dial (719) 457-2617. Please reference Catapult Communications or reservation number 320689. The conference call will also be available on the Internet from the Investor section of the company’s website at www.catapult.com.

An online replay of this teleconference will be available on the company’s website. A digital recording will also be available two hours after the completion of the conference call until July 30, 2002. To access the replay, please dial (888) 203-1112 and enter the reservation number 320689.

Conference Call for Tekelec

Tekelec will host an investor conference call to discuss this transaction at 9:00 a.m. EDT today.  The conference call will be open to all interested investors through telephone and live audio Web broadcast.   The investor conference call can be accessed by calling (719) 457-2692, reservation number 400706.   A replay of the conference call will also be available for one week and can be accessed by calling (888) 203-1112 or (719) 457-0820 using reservation number 400706.   A Web broadcast of the call can be accessed at www.tekelec.com, under the Investor Relations section.

ABOUT CATAPULT

Catapult Communications is the leading provider of advanced digital telecom test systems to global equipment manufacturers and service providers including Lucent, Motorola, NEC, NTT DoCoMo and Nortel. Catapult delivers test solutions for over 200 protocols and variants - spanning 3G (cdma2000 and UMTS), VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the technology curve, enabling customers to get to market faster with advanced products that reliably implement industry protocol standards. Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan and Australia. Information about Catapult Communications can be found on the Web at www.catapult.com.

ABOUT TEKELEC

Tekelec is a leading developer of telecommunications signaling infrastructure, packet telephony solutions, diagnostic tools, and value-added applications. Tekelec’s innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in

Calabasas, California, with research and development facilities and sales offices throughout the world. For more information, please visit http://www.tekelec.com.

FORWARD LOOKING STATEMENTS

Statements in this press release regarding Catapult’s and Tekelec’s business outlook and for future periods and the continued growth of the companies’ businesses are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the difficulties associated with successfully integrating the businesses of Catapult and NDB including the inability (i) to achieve anticipated operational synergies and cost savings, (ii) to expand existing customer relationships, (iii) to increase gross margins, (iv) to recruit and integrate current NDB employees and (v) to improve engineering efficiency; the future growth, spending levels and economic environment of the network diagnostics industry; the possibility that the transaction will not close; the receipt and timing of regulatory approvals for the transaction; costs related to the acquisition; and the general economic environment. For other factors that may cause actual results to differ from those projected, please refer to each company’s Annual Report on Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to Catapult and Tekelec on the date hereof, and neither company assumes any obligation to update such statements.

###